AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 30, 2009, by and among Blue Fin Capital, Inc., a Utah corporation (the “Target”), Desert Hawk Gold Corp., a Nevada corporation (“Desert Hawk”), and Desert Hawk Acquisition Corp., a Utah corporation and wholly-owned subsidiary of Desert Hawk (the “Merger Sub”). Certain capitalized terms used in this Agreement are defined in ARTICLE XI of this Agreement.

WITNESSETH:

WHEREAS, Desert Hawk desires to acquire Target, and Target desires to be acquired by Desert Hawk through the merger of Merger Sub with and into Target, with Target being the surviving entity pursuant to the terms hereinafter set forth (the “Merger”);

WHEREAS, the respective Boards of Directors of Desert Hawk, Merger Sub, and Target have approved and declared advisable the Merger upon the terms and subject to the conditions of this Agreement, and in accordance with Nevada Corporation Law in the case of Desert Hawk and the Utah Revised Business Corporation Act (the “Utah Act”) in the case of Merger Sub and Target;

WHEREAS, the respective Boards of Directors of Desert Hawk, Merger Sub, and Target have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective shareholders, and Desert Hawk, as the sole shareholder of Merger Sub, has approved this Agreement and the Merger, and the holders of Target Common Stock (as defined below) will approve this Agreement and the Merger prior to the Closing; and

WHEREAS, Desert Hawk, Merger Sub, and Target each intends, for federal income tax purposes, that the Merger contemplated hereby constitute a reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.
ADOPTION OF AGREEMENT

1.1     The Merger.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2 herein), in accordance with the relevant provisions of the Utah Act, Merger Sub shall be merged with and into Target, and Target shall be the surviving corporation of the Merger (the “Surviving Corporation”). Upon completion of the Merger, the existence of Merger Sub shall cease at the Effective Time as a consequence of the Merger.

1.2     Effective Date and Time of Merger.  Upon the terms and subject to the conditions hereof, as soon as practicable after the satisfaction or waiver of the conditions set forth in ARTICLE VII and ARTICLE VIII of this Agreement, Articles of Merger (the “Articles of Merger”) shall be executed and delivered to the Utah Division of Corporations and Commercial Code in accordance with Section 16-10a-1105 of the Utah Act (the time of such filing being the “Effective Time”, and the date of such filing being the “Effective Date”).

1.3     Surviving Corporation.  Following the Merger, Target shall continue to exist under and be governed by the laws of the State of Utah and shall be the Surviving Corporation.

1.4     Effect of Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Utah Act.  Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers, and franchises of the Target and the Merger Sub shall vest in the Surviving Corporation.

1.5     Articles of Incorporation of Surviving Corporation.  The Articles of Incorporation of Target, as in effect at the Effective Time, shall continue in full force and effect, and shall be the Articles of Incorporation of the Surviving Corporation.

1.6     Bylaws of Surviving Corporation.  The Bylaws of Target, as in effect at the Effective Time, shall continue in full force and effect, and shall be the Bylaws of the Surviving Corporation.

1.7     Directors and Officers of Surviving Corporation.  The directors of Target immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.  The officers of Target immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II.
PLAN OF MERGER

2.1     Conversion.

(a)           Conversion of Target Common Stock.  At the Effective Time each share of Common Stock, par value $0.001 per share, of Target (the “Target Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one (1) share of Common Stock, par value $0.01 per share, of Desert Hawk (the “Desert Hawk Common Stock”) (such conversion rate is hereinafter referred to as the “Common Conversion Rate”).  All converted shares of Target Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such converted shares shall thereafter represent the right to receive a certificate (or electronic register) representing that number of shares of Desert Hawk Common Stock into which such shares of Target Common Stock were converted in the Merger pursuant to this Agreement.

(b)           Merger Sub.  Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one (1) newly and validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

2.2     Dissenter Shareholders.  Any holder of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time, with respect to which dissenters’ rights, if any, are available by reason of the Merger pursuant to Section 16-10a-1302 of the Utah Act, who has not voted in favor of the Merger or consented thereto in writing and who complies with the requirements of Section 16-10a-1300 et seq. of the Utah Act (the “Target Dissenting Shares”) shall not be entitled to receive any Desert Hawk Common Stock pursuant to this ARTICLE II, unless such holder (the “Target Dissenting Shareholder(s)”) fails to perfect, effectively withdraws or loses its dissenters’ rights under the Utah Act.  Each Target Dissenting Shareholder shall be entitled to receive only such rights as are granted under Section 16-10a-1300 et seq. of the Utah Act.  If any Target Dissenting Shareholder fails to perfect, effectively withdraws or loses such dissenters’ rights under the Utah Act, such holder shall no longer be deemed a Target Dissenting Shareholder and such holder’s Target Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive that class and number of shares of Desert Hawk Common Stock to which such shares of Target Common Stock are entitled pursuant to this ARTICLE II, in each case without interest.  Prior to the Effective Time, Target shall give Desert Hawk prompt notice of any written demands for appraisal pursuant to Section 16-10a-1321 of the Utah Act received by Target, withdrawals of any such written demands and any other documents or instruments received by Target in connection therewith.  Prior to the Effective Time, Target shall not, except with the prior written consent of Desert Hawk, which consent shall not unreasonably be withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.  Any payments made with respect to Target Dissenting Shares shall be made solely by the Surviving Corporation, and no funds or other property shall be provided by Target, Desert Hawk or Merger Sub for such payment.

2.3     Conversion of Shares of Target Common Stock.  The manner of converting shares of Target Common Stock into shares of Desert Hawk Common Stock in accordance with ARTICLE II above shall be as follows:

(a)           From and after the Effective Time, Desert Hawk (either directly or through its transfer agent) shall act as exchange agent in effecting the conversion of shares of Target Common Stock pursuant to Section 2.1(a) hereof.  Desert Hawk will issue certificates representing the shares of Desert Hawk Common Stock issued to each holder of shares of Target Common Stock other than a Target Dissenting Shareholder (each, a “Participating Shareholder”) in connection with the Merger. Desert Hawk (either directly or through its transfer agent) shall cause certificates representing shares of Desert Hawk Common Stock to be distributed to each Participating Shareholder, all in accordance with the provisions of this ARTICLE II.  The shares which prior to the Effective Time represented outstanding shares of Target Common Stock shall forthwith be canceled.

(b)           Participating Shareholders shall, for all purposes, be deemed to be shareholders of Desert Hawk, as of the Effective Time, irrespective of whether they have received their certificates representing shares of Desert Hawk Common Stock.

2.4     Restricted Stock.  The Desert Hawk Common Stock to be issued pursuant to the Merger shall not have been registered and shall be characterized as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances.  Each certificate evidencing Desert Hawk Common Stock to be issued pursuant to the Merger shall bear an appropriate restrictive legend in accordance with Rule 144 under the Securities Act.

ARTICLE III.
CLOSING

3.1     Closing Date.  Immediately following the Effective Time, the closing of the Merger and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ronald N. Vance, Attorney at Law, 1656 Reunion Avenue, Suite 250, South Jordan, Utah, at 9:00 a.m., mountain standard time, on December 31, 2009, or as soon as practicable after the satisfaction or waiver of the conditions set forth in ARTICLE VII and ARTICLE VIII of this Agreement, or such other date, time and place as each of the parties hereto may otherwise agree in writing (the “Closing Date”).

3.2     Execution of Merger Documents.  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger, together with any required, related certificates, with the Utah Division of Corporations and Commercial Code, in such form as required by, and executed in accordance with the relevant provisions of, the Utah Act.  The Merger shall be effective as of the Effective Time.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF TARGET

Target represents and warrants to Desert Hawk that all of the statements contained in this ARTICLE IV are true as of the date of this Agreement (or, if made as of a specified date, as of such date) except as otherwise provided in this Agreement.

4.1     Due Incorporation.  Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being owned, leased, operated and conducted.  True, correct and complete copies of the Articles of Incorporation and Bylaws of Target have been delivered to Desert Hawk.  Target does not have any wholly or partially owned subsidiaries and does not own any economic, voting or management interests in any other Person.

4.2     Due Authorization.  Subject to the Shareholder Approval, Target has full power and authority to enter into this Agreement, the Articles of Merger and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Target of this Agreement have been duly and validly approved and authorized by the Board of Directors of Target, and, other than the Shareholder Approval, no other actions or proceedings on the part of Target are necessary to authorize this Agreement, the Articles of Merger and the transactions contemplated hereby and thereby.  Target has duly and validly executed and delivered this Agreement.  This Agreement constitutes the legal, valid and binding obligation of Target, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3     Consents; Non-Contravention.

(a)           Except for the filing of the Articles of Merger with the appropriate authorities pursuant to the Utah Act, filings required by applicable federal and state securities laws, and the requirement to obtain Shareholder Approval, no permit, consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other Person not a party to this Agreement, is necessary in connection with the execution, delivery and performance by Target of this Agreement or the Articles of Merger, or the consummation of the transactions contemplated hereby or thereby, or for the lawful continued operation by Desert Hawk following the Effective Time of the respective businesses currently conducted by the Target Parties.

(b)           Except as would not result in a Target Material Adverse Effect, the execution, delivery and performance by Target of this Agreement and the Articles of Merger do not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, or constitute a default (or a circumstance which, with or without notice or lapse of time or both, would constitute a default) under any Target Material Contract; (iii) give any third party any additional right (including a termination right) under, permit cancellation of, or result in the creation of any Lien (except for any Lien for taxes not yet due and payable) upon any of the assets or properties of any Target Party under any Contract to which any Target Party is a party or by which any Target Party or any of their respective assets or properties are bound; (iv) permit the acceleration of the maturity of any indebtedness of any Target Party or indebtedness secured by any Target Party’s assets or properties; (v) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Target; or (vi) result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any creditor or equity holder of any Target Party except as provided for in this Agreement.

4.4     Capitalization.  The authorized capital stock of Target consists of 50,000,000 shares of Target Common Stock and 5,000,000 shares of Target Preferred Stock.  On the date hereof, there are issued and outstanding 2,713,636 shares of Target Common Stock and no shares of preferred stock.  All of the issued and outstanding shares of Target Common Stock are validly issued, fully paid and non-assessable and the issuance thereof was not subject to preemptive rights or was issued in compliance therewith.  No shares of Target’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Target; (ii) there are no outstanding debt securities; (iii) there are no outstanding shares of capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Target, or contracts, commitments, understandings or arrangements by which Target is or may become bound to issue additional shares of capital stock of Target or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Target; (iv) there are no agreements or arrangements under which Target is obligated to register the sale of any of its securities under the Securities Act; (v) there are no outstanding securities of Target which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Target is or may become bound to redeem a security of Target; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the shares as described in this Agreement; (vii) Target does not have any stock appreciation rights plans or agreements or any similar plan or agreement; and (viii) there is no dispute as to the class of any shares of Target’s capital stock.

4.5     No Material Liabilities.  The Target has no material debts, liabilities or obligations of any nature.

4.6     Contracts.  The Target has no material Contracts.

4.7     Reorganization Treatment.

(a)           Assets.  At the Effective Time, Target will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Effective Time.  For purposes of this representation, amounts paid by the Surviving Corporation to holders of Target Dissenting Shares and, pursuant to Section 2.1(g), holders of Target Common Stock and amounts used by Target or the Surviving Corporation to pay Merger expenses, in each case, will be treated as constituting assets of Target immediately prior to the Effective Time.

(b)           Business.  Target currently conducts a business.  Such business is Target’s “historic business” within the meaning of Treasury Regulations Section 1.368-1(d), and no assets of Target have been sold, transferred, or otherwise disposed of that would prevent Desert Hawk from continuing the “historic business” of Target or from using a “significant portion” of Target’s “historic business assets” in a business following the Merger, as such terms are used in Treasury Regulations Section 1.368-1(d).

(c)           Investment Company.  Target is not an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(d)           Redemptions and Distributions.  Neither Target nor any person related to Target within the meaning of Treasury Regulations Sections 1.368-1(e)(3), (e)(4) and (e)(5) has purchased, redeemed or otherwise acquired, or made any distributions with respect to, any of Target’s stock prior to or in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

(e)           Dividends.  At the Effective Time, there will be no accrued but unpaid dividends on Target Common Stock.

(f)           Control.  In the Merger, stock of Target representing “control” of Target (within the meaning of Section 368(c) of the Code) will be exchanged solely for “voting stock” of Desert Hawk (within the meaning of Sections 368(a)(1)(B) and (2)(E) of the Code).

4.8     Environmental.  To the Knowledge of Target, it is in compliance in all material respects with all applicable federal, state and local laws and regulations governing the environment, public health and safety and employee health and safety (including all provisions of the Occupational Safety and Health Act (“OSHA”)) and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against Target and, to the Knowledge of Target, no such charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice is pending or threatened in writing.

4.9     Litigation.  There are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of Target, threatened against Target or any of its officers or directors in their capacity as such, or any of its properties or businesses, and Target has no Knowledge of any facts or circumstances which may reasonably be likely to give rise to any of the foregoing.  Target is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority.  Target has not entered into any agreement to settle or compromise any proceeding pending or threatened in writing against it which has involved any obligation for which Target has any continuing obligation.  There are no claims, actions, suits, proceedings, or investigations pending or, to the Knowledge of Target, threatened by or against Target with respect to this Agreement or the Articles of Merger, or in connection with the transactions contemplated hereby, and Target has no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.

4.10   Board Approval.  The Board of Directors of Target, at a meeting duly called and held prior to execution of this Agreement, duly adopted resolutions, unanimously approved by those directors present at such meeting: (a) approving and declaring advisable this Agreement, the Merger and the transactions contemplated hereby (such approvals having been made in accordance with the Utah Act); (b) determining that the terms of the Merger are fair to and in the best interests of Target and its shareholders; (c) recommending that the shareholders of Target approve and adopt this Agreement and the Merger; and (d) adopting this Agreement, which resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

4.11   Title to Properties.  To the Knowledge of Target, Target: (a) has good and marketable title to, and is the lawful owner of, all of the tangible and intangible assets, properties (including real property); and (b) at the Effective Time, will have good and marketable title to, and will be the lawful owner of, all of such tangible and intangible assets, properties and rights, in any case free and clear of any Liens, except for (i) any Lien for current taxes not yet due and payable and (ii) Liens that have arisen in the ordinary course of business, consistent with past practice, which do not, individually or in the aggregate, materially detract from the value of the assets subject to such Lien, or materially impair the operations of Target.

4.12   Full Disclosure.  No representation or warranty by Target contained in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, to make any of the representations and warranties therein not misleading.

ARTICLE V.
REPRESENTATIONS OF DESERT HAWK AND MERGER SUB

Desert Hawk represents and warrants to Target that all of the statements contained in this ARTICLE V are true as of the date of this Agreement (or, if made as of a specified date, as of such date) except as otherwise provided in this Agreement.

5.1     Due Incorporation; Foreign Qualification.  Desert Hawk is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite power and authority to own, lease and operate its properties and to carry on its businesses as they are now being owned, leased, operated and conducted.  To the Knowledge of Desert Hawk, Desert Hawk is qualified or licensed to do business, and is in good standing, as a foreign corporation in each jurisdiction where the nature of its properties owned, leased or operated by it, and the business transacted by it, requires such qualification or licensing, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have an Desert Hawk Material Adverse Effect.  True, correct and complete copies of the Articles of Incorporation and Bylaws of Desert Hawk, each as amended or restated as of the date hereof, have been delivered to Target.  Except with respect to the ownership by Desert Hawk of all of the issued and outstanding capital stock of Merger Sub, Desert Hawk (a) has no wholly or partially owned subsidiaries and (b) owns no economic, voting or management interest in any other Person.

5.2     Due Authorization.  Each of Desert Hawk and Merger Sub has full power and authority to enter into, as applicable, this Agreement and the Articles of Merger, and each has full power and authority to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Desert Hawk and Merger Sub of this Agreement have been duly and validly approved and authorized by each of their Boards of Directors and by the sole shareholder of the Merger Sub; and no other actions or proceedings on the part of either Desert Hawk or Merger Sub are necessary to authorize this Agreement, the Articles of Merger or the transactions contemplated hereby and thereby.  Desert Hawk and Merger Sub each has duly and validly executed and delivered this Agreement, and Merger Sub will duly and validly execute and deliver the Articles of Merger on the Effective Date.  This Agreement constitutes the legal, valid and binding obligation of each of Desert Hawk and Merger Sub, enforceable in accordance with its terms as to each of Desert Hawk and Merger Sub, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3     Non-Contravention.

(a)           Except for the filing of the Articles of Merger with the appropriate authorities pursuant to the Utah Act and filings required by applicable federal and state securities laws, no permit, consent, authorization or approval of, or filing or registration with, any Governmental Authority, or any other Person not a party to this Agreement, is necessary in connection with the execution, delivery and performance by Desert Hawk or Merger Sub of this Agreement or the Articles of Merger, or the consummation of the transactions contemplated hereby or thereby, or for the lawful continued operation of the respective businesses currently conducted by Desert Hawk or Merger Sub following the Effective Time.  There are no Contracts to which Desert Hawk or Desert Hawk Sub is a party that require a novation or consent to the Merger or change of control, as the case may be, prior to the Effective Time.

(b)           Except as would not result in a Desert Hawk Material Adverse Effect, the execution, delivery and performance by each of Desert Hawk and Merger Sub of this Agreement and the Articles of Merger do not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, or constitute a default (or a circumstance which, with or without notice or lapse of time or both, would constitute a default) under any Contract; (iii) give any third party any additional right (including a termination right) under, permit cancellation of, or result in the creation of any Lien (except for any Lien for taxes not yet due and payable) upon any of the assets or properties of Desert Hawk under any Contract to which Desert Hawk is a party or by which Desert Hawk or any of its assets or properties are bound; (iv) permit the acceleration of the maturity of any indebtedness of Desert Hawk or indebtedness secured by Desert Hawk’s assets or properties; (v) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Desert Hawk; or (vi) result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any creditor or equity holder of Desert Hawk except as provided for in this Agreement.

5.4     Capitalization.

(a)           The authorized capital stock of Desert Hawk consists of an aggregate of 100,000,000 shares of Common Stock, par value $0.01 per share.  On the date hereof there are issued and outstanding an aggregate of 4,357,408 shares of Common Stock.  All such issued and outstanding shares of capital stock are validly issued, fully paid and non-assessable, and issuance thereof was not subject to preemptive rights or made in compliance therewith.  Upon the issuance of shares of Desert Hawk Common Stock to Participating Shareholders as contemplated herein, such shares, when issued, will be validly issued, fully paid and non-assessable, and will not be subject to preemptive rights.

(b)             No shares of Desert Hawk’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Desert Hawk; (ii) there are no outstanding debt securities; (iii) there are no outstanding shares of capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Desert Hawk, or contracts, commitments, understandings or arrangements by which Desert Hawk is or may become bound to issue additional shares of capital stock of Desert Hawk or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Desert Hawk; (iv) there are no agreements or arrangements under which Desert Hawk is obligated to register the sale of any of its securities under the Securities Act; (v) there are no outstanding securities of Desert Hawk which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Desert Hawk is or may become bound to redeem a security of Desert Hawk; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the shares as described in this Agreement; (vii) Desert Hawk does not have any stock appreciation rights plans or agreements or any similar plan or agreement; and (viii) there is no dispute as to the class of any shares of Desert Hawk’s capital stock.

5.5     Title to Properties.  To the Knowledge of Desert Hawk, Desert Hawk: (a) has good and marketable title to, and is the lawful owner of, all of the tangible and intangible assets, properties (including real property) and rights reflected as being owned in the Desert Hawk Financial Statements; and (b) at the Effective Time, will have good and marketable title to, and will be the lawful owner of, all of such tangible and intangible assets, properties and rights, in any case free and clear of any Liens, except for (i) any Lien for current taxes not yet due and payable and (ii) Liens that have arisen in the ordinary course of business, consistent with past practice, which do not, individually or in the aggregate, materially detract from the value of the assets subject to such Lien, or materially impair the operations of Desert Hawk.

5.6     Tax Matters.  Neither Desert Hawk nor any of Desert Hawk’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  Desert Hawk is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.7     Reorganization Treatment.

(a)           Intention Regarding Target.  Desert Hawk has no plan or intention: (i) to liquidate Target; (ii) to merge Target into another corporation; (iii) to sell or otherwise dispose of any shares of stock of Target pursuant to this Agreement, except for transfers and successive transfers described in Treasury Regulation Section 1.368-2(k) or transfers and successive transfers to one or more corporations controlled in each transfer by the transferor corporation (within the meaning of Section 368(c) of the Code); or (iv) to cause Target to sell or otherwise dispose of any of its assets, except for (w) dispositions made in the ordinary course of business, (x) transfers and successive transfers described in Treasury Regulation Section 1.368-2(k) or transfers and successive transfers to one or more corporations controlled in each transfer by the transferor corporation (within the meaning of Section 368(c) of the Code), (y) dispositions after which Target would continue to hold the amount of assets set forth in Section 4.15(a) following the Merger (assuming the correctness of the representation set forth in Section 4.15(a)), or (z) transfers to partnerships that satisfy the provisions of Treasury Regulation Section 1.368-1(d)(4)(iii)(B).

(b)           Intention Regarding Desert Hawk Common Stock.  Neither Desert Hawk nor any Person related to Desert Hawk within the meaning of Treasury Regulation Sections 1.368-1(e)(3), (e)(4) and (e)(5) has any plan or intention to repurchase, redeem or otherwise acquire any of the stock of Desert Hawk issued to the Participating Shareholders pursuant to this Agreement following the Merger.  Other than pursuant to this Agreement, neither Desert Hawk nor any Person related to Desert Hawk within the meaning of Treasury Regulation Sections I.368-1(e)(3), (e)(4) and (e)(5) has acquired any Target Common Stock in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

(c)           Control.  Prior to the Merger, Desert Hawk will be in control of Merger Sub, and following the Merger, Desert Hawk will be in control of Target, within the meaning of Section 368(c) of the Code.  Desert Hawk has no plan or intention to cause Target, after the Effective Time, to issue additional shares of stock that would result in Desert Hawk losing control of Target within the meaning of Section 368(c) of the Code.

(d)           Business.  Following the Merger, Desert Hawk intends to continue the historic business of each Target Party (or, alternatively, if such Target Party has more than one line of business, intends to continue at least one significant line of such Target Party’s historic business) or use a significant portion of such Target Party’s historic business assets in a business, in a manner consistent with Treasury Regulation Section 1.368-1(d).

(e)           Investment Company.  Desert Hawk is not an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(f)            Dividends.  At the Effective Time, there will be no accrued but unpaid dividends on any stock of Desert Hawk.

5.8     Environmental.  To the Knowledge of Desert Hawk, Desert Hawk is in compliance in all material respects with all applicable federal, state and local laws and regulations governing the environment, public health and safety and employee health and safety (including all provisions of OSHA) and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against Desert Hawk and, to the Knowledge of Desert Hawk, no such charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice is pending or threatened in writing.

5.9     Litigation.  There are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of Desert Hawk, threatened against Desert Hawk or any of its officers or directors, in their capacities as such, or any properties or businesses of Desert Hawk or any of its officers or directors; and, to the Knowledge of Desert Hawk, there are no facts or circumstances which may reasonably be likely to give rise to any of the foregoing.  Desert Hawk is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority; and Desert Hawk has not entered into any agreement to settle or compromise any proceeding pending or threatened in writing which has involved any obligation for which Desert Hawk has any continuing obligation.  There are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Desert Hawk, threatened by or against Desert Hawk with respect to this Agreement or in connection with the transactions contemplated hereby, and Desert Hawk has no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.

5.10   Compliance with Laws.  Desert Hawk is not subject to or in default under any order of any court, Governmental Authority or other agency or arbitration board or tribunal to which it is or was subject; and Desert Hawk is not in violation of any Laws (including, but not limited to, those relating to environmental, safety, building, product safety or health standards or labor or employment matters), except for such violations as would not, individually or in the aggregate, have a Desert Hawk Material Adverse Effect.  The businesses of Desert Hawk have been conducted in material compliance with all Applicable Laws, except to the extent failure, individually or in the aggregate, would not have a Desert Hawk Material Adverse Effect.

5.11   Board Approval.  The Boards of Directors of each of Desert Hawk and Merger Sub, at meetings duly called and held or pursuant to written consents fully executed prior to execution of this Agreement, duly and unanimously adopted resolutions: (a) approving and declaring advisable this Agreement, the Merger and the transactions contemplated hereby (such approvals having been made in accordance with the Utah Act as it relates to Merger Sub and applicable laws of the State of Nevada as they relate to Desert Hawk); (b) determining that the terms of the Merger are fair to and in the best interests of Desert Hawk and its shareholders; and (c) adopting this Agreement, which resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

5.12   Takeover Restrictions.  No Takeover Statute is applicable to the Merger, except for such statutes or regulations as to which all necessary action has been taken by Desert Hawk and Merger Sub and their Boards of Directors and the sole shareholder of the Merger Sub, if required, to permit the consummation of the Merger in accordance with the terms hereof, nor does Desert Hawk or Merger Sub have any shareholder rights or similar “poison pill” plans.

5.13   Full Disclosure.  No representation or warranty by Desert Hawk contained in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, to make any of the representations and warranties therein not misleading.

ARTICLE VI.
COVENANTS

6.1     Implementing Agreement.  Subject to the terms and conditions hereof, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action required of it to consummate and make effective the transactions contemplated by this Agreement.

6.2     Access to Information and Facilities; Confidentiality.

(a)           From and after the date of this Agreement, Target shall allow Desert Hawk and its representatives access during normal business hours to all of the facilities, properties, books, Contracts, commitments and records of Target and shall make the officers and employees of Target available to Desert Hawk and its representatives as Desert Hawk or its representatives shall from time to time reasonably request.  Desert Hawk and its representatives shall be furnished with any and all information concerning Target, which Desert Hawk or its representatives reasonably request and can be obtained by Target without unreasonable effort or expense.

(b)           From and after the date of this Agreement, Desert Hawk shall allow Target and its representatives access during normal business hours to all of the facilities, properties, books, Contracts, commitments and records of Desert Hawk and its subsidiaries and shall make the officers and employees of Desert Hawk available to Target and its representatives as Target or its representatives shall from time to time reasonably request.  Target and its representatives shall be furnished with any and all information concerning Desert Hawk and its subsidiaries, which Target or its representatives reasonably request and can be obtained by Desert Hawk without unreasonable effort or expense.

(c)           With respect to the information disclosed pursuant to this Section 6.2, the parties shall maintain the confidentiality of any material non-public information furnished by the other Party.

6.3     Preservation of Business.  Subject to the terms of this Agreement, from the date of this Agreement until the Closing Date, each of Target and Desert Hawk (which for the purposes of this covenant includes their respective subsidiaries and affiliates), as the case may be, shall operate only in the ordinary and usual course of business consistent with past practice, and shall use reasonable commercial efforts to: (a) preserve intact the present business organization of Target and Desert Hawk, as the case may be; (b) preserve the good and advantageous relationships of Target and Desert Hawk, as the case may be, with employees and other Persons material to the operation of their respective businesses; and (c) not permit any action or omission within its control which would cause any of the representations or warranties of Target and Desert Hawk, as the case may be, contained herein to become inaccurate in any material respect or any of the covenants of Target and Desert Hawk, as the case may be, to be breached in any material respect.

6.4     Certain Notices.  From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of: (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; or (b) the failure of Target or Desert Hawk, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

6.5     Consents and Approvals.

(a)           Target shall use commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby.  Target shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of Target pursuant to Applicable Law or Target Material Contract in connection with this Agreement and the transactions contemplated hereby.

(b)           Desert Hawk shall use commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby.  Desert Hawk shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of Desert Hawk pursuant to Applicable Law or otherwise in connection with this Agreement and the transactions contemplated hereby.

6.6     Shareholder Approval.  As soon as practicable following the date of this Agreement, Target shall use its best efforts to obtain the approval by its shareholders of the Merger, this Agreement, and the transactions contemplated hereby.

6.7     Supplemental Information.  From time to time prior to the Closing, Target, on the one hand, and Desert Hawk, on the other hand, shall promptly disclose in writing to the other any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to the other parties hereto or which would render inaccurate any of the representations, warranties or statements set forth in ARTICLE IV and ARTICLE V, respectively, hereof.

6.8     Tax-Free Reorganization Treatment.

(a)           Target and Desert Hawk shall use their commercially reasonable efforts, and cause their respective subsidiaries to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.  Neither Target nor Desert Hawk shall, nor shall they permit any of their respective subsidiaries to, take or cause to be taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)           This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).  Each of Target and Desert Hawk shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE VII.
CONDITIONS PRECEDENT TO OBLIGATIONS OF DESERT HAWK

The obligations of Desert Hawk under this Agreement are subject to the satisfaction (or waiver by Desert Hawk) of the following conditions precedent on or before the Closing Date:

7.1     Representations and Warranties.  Without supplementation after the date of this Agreement, the representations and warranties of Target contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects, as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date.

7.2     Compliance with Agreements and Covenants.  Target shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

7.3     Consents and Approvals.  Target shall have received written evidence satisfactory to Desert Hawk that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made.

7.4     No Material Adverse Change.  At the Closing Date, there shall have been no material adverse change in the assets, liabilities, prospects, financial condition or business of Target.  Between the date of this Agreement and the Closing Date, there shall not have occurred an event that would reasonably be expected to constitute a Target Material Adverse Effect.

7.5     Actions or Proceedings.  No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which: (a) is likely to have a Target Material Adverse Effect; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

7.6     Target Dissenting Shareholders.  The good faith estimate determined jointly by Desert Hawk and Target that the aggregate amount to be paid as the fair value of the shares held by Target Dissenting Shareholders at the Effective Time shall not exceed $1,000 (the “Dissenter Payment Threshold”).

7.7     Approval of Merger.  The holders of Target Common Stock shall have approved this Agreement and the Merger contemplated hereby in accordance with its Articles of Incorporation and Bylaws and the Utah Act.

7.8     No Registration.  Desert Hawk and Merger Sub shall be satisfied that the issuance of the Desert Hawk Common Stock and the assumption of the Target Warrants and Target Options in connection with the Merger shall be exempt from registration under Regulation D of the Securities Act and Section 4(2) and/or Section 4(6) of the Securities Act and all applicable state securities laws.

ARTICLE VIII.
CONDITIONS PRECEDENT TO OBLIGATIONS OF TARGET

The obligations of Target under this Agreement are subject to the satisfaction (or waiver by Target) of the following conditions precedent on or before the Closing Date:

8.1     Representations and Warranties.  Without supplementation after the date of this Agreement, the representations and warranties of Desert Hawk contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects, as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date.

8.2     Compliance with Agreements and Covenants.  Desert Hawk shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

8.3     Shareholder Approval and Other Consents and Approvals.  The holders of Target Common Stock shall have approved this Agreement and the Merger contemplated hereby in accordance with its Articles of Incorporation and Bylaws and the Utah Act.  Desert Hawk shall have received written evidence satisfactory to Target that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made.

8.4     No Material Adverse Change.  At the Closing Date, there shall have been no material adverse change in the assets, liabilities, financial condition or business of Desert Hawk.  Between the date of this Agreement and the Closing Date, there shall not have occurred an event that would reasonably be expected to constitute a Desert Hawk Material Adverse Effect.

8.5     Actions or Proceedings.  No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which: (a) is likely to have an Desert Hawk Material Adverse Effect; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

8.6     Target Dissenting Shareholders.  The good faith estimate determined jointly by Desert Hawk and Target that the aggregate amount to be paid as the fair value of the shares held by Target Dissenting Shareholders at the Effective Time shall not exceed the Dissenter Payment Threshold.

8.7     No Registration.  Target shall be satisfied that the issuance of the Desert Hawk Common Stock and the assumption of the Target Warrants and Target Options in connection with the Merger shall be exempt from registration under Regulation D of the Securities Act and Section 4(2) and/or Section 4(6) of the Securities Act and all applicable state securities laws.

8.8     No Shareholder Vote of Desert Hawk Required.  The Merger, the issuance of the Desert Hawk Common Stock and the other transactions contemplated under this Agreement relating thereto, will not require the approval of Desert Hawk’s shareholders.

ARTICLE IX.
DELIVERIES AT CLOSING

9.1     Target Closing Deliveries.  At the Closing, in addition to any other documents or agreements required under this Agreement, Target shall deliver to Desert Hawk the following:

(a)           Resolutions of the Board of Directors and holders of Target Common Stock approving and authorizing the execution, delivery and performance of this Agreement the consummation of the transactions contemplated hereby and thereby, including the Merger;

(b)           The executed Articles of Merger; and

(c)           All other instruments and documents that Desert Hawk or its counsel, in the reasonable exercise of their reasonable discretion, shall deem to be necessary: (i) to fulfill any obligation required to be fulfilled by Target on the Closing Date; and (ii) to evidence satisfaction of any conditions to Closing.

9.2     Desert Hawk Closing Deliveries.  At the Closing, in addition to any other documents or agreements required under this Agreement, Desert Hawk shall deliver to Target the following:

(a)           Resolutions of the Board of Directors of Desert Hawk approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger;

(b)           Resolutions of the Board of Directors and the sole shareholder of the Merger Sub approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger;

(c)           The executed Articles of Merger;

(d)           All other instruments and documents that Target or its counsel, in the reasonable exercise of their reasonable discretion, shall deem to be necessary: (i) to fulfill any obligation required to be fulfilled by Desert Hawk on the Closing Date; and (ii) to evidence satisfaction of any conditions to Closing.

ARTICLE X.
TERMINATION

10.1   Merger Agreement Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date, only as follows:

(a)           by mutual written agreement of Desert Hawk and Target;

(b)           by Desert Hawk (if Desert Hawk is not then in material breach of its obligations under this Agreement) if: (i) a material default or breach shall be made by Target with respect to the due and timely performance of any of its covenants and agreements contained herein and such default is not cured within thirty days; (ii) Target makes an amendment or supplement to any Schedule hereto and such amendment or supplement reflects a Target Material Adverse Effect after the date of this Agreement; (iii) a Target Material Adverse Change shall have occurred after the date of this Agreement; (iv) Target enters into any agreement to effect any transaction described in Section 6.10(b) of this Agreement; (v) the Board of Directors of Target withdraws its recommendation of the Merger, if given, or recommends to holders of Target Common Stock the approval of any transaction other than the Merger; (vi) the holders of Target Common Stock fail to approve this Agreement as provided in this Agreement; or (vii) the amount payable to Target Dissenting Shareholders exceeds the Dissenter Payment Threshold;

(c)           by Target (if Target is not then in material breach of its obligations under this Agreement) if: (i) a material default or breach shall be made by Desert Hawk with respect to the due and timely performance of any of its covenants and agreements contained herein and such default is not cured within thirty days; (ii) Desert Hawk makes an amendment or supplement to any Schedule hereto and such amendment or supplement reflects a Desert Hawk Material Adverse Effect after the date of this Agreement; (iii) a Desert Hawk Material Adverse Change shall have occurred after the date of this Agreement; (iv) Desert Hawk enters into any agreement to effect any transaction described in Section 6.10(b) of this Agreement; (v) the Board of Directors of Desert Hawk withdraws its recommendation of the Merger, if given, or recommends to holders of Desert Hawk Common Stock the approval of any transaction other than the Merger; (vi) holders of Target Common Stock fail to approve this Agreement as provided in this Agreement; or (vii) the amount payable to Target Dissenting Shareholders exceeds the Dissenter Payment Threshold.

10.2   Effect of Termination.  In the event of termination of this Agreement authorized pursuant to Section 10.1 hereof, written notice thereof shall be given to the other parties and all obligations of the parties shall terminate and, except as otherwise provided in this Section, no party shall have any right against any other party hereto for any loss, damage, expense (including out-of-pocket expenses) or liability, including, without limitation, reasonable attorneys’ fees and disbursements arising out of the preparation and execution of this Agreement, fulfilling in whole in part its obligations under this Agreement or otherwise incurred by a party in any action or proceeding between such party and the other party hereto or between such party and a third party, which is determined to have been sustained, suffered or incurred by a party and to have arisen from or in connection with an event or state of facts which is subject to claim under this Agreement.  Notwithstanding the foregoing: (a) if this Agreement is terminated (i) by Target pursuant to Section 10.1(c)(vi) or (ii) by Desert Hawk pursuant to Sections 10.1(b)(i) or (vi), then Target shall forthwith reimburse Desert Hawk, upon receipt of invoices therefor, for all reasonable out-of-pocket costs incurred by it in connection with this Agreement and the transactions contemplated hereby, which costs shall include, without limitation, reasonable attorneys’ fees; and (b) if this Agreement is terminated by Target pursuant to Section 10.1(c)(i), then Desert Hawk shall forthwith reimburse Target, upon receipt of invoices therefor, for all of its out-of-pocket costs incurred in connection with this Agreement and the transactions contemplated hereby, which amount shall include, without limitation, reasonable attorneys’ fees.

ARTICLE XI.
MISCELLANEOUS

11.1   Certain Definitions.  As used herein, the following terms shall have the meanings set forth below:

 “Desert Hawk Material Adverse Effect” shall mean any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets and liabilities (taken together), financial condition or operations or results of operations of Desert Hawk and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute such a change or effect: (a)(i) any adverse change attributable to the announcement or pendency of the transactions contemplated by this Agreement; or (ii) any adverse change attributable to or conditions generally affecting the United States economy or financial markets in general; (b) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; or (c) any action by Desert Hawk or Merger Sub approved or consented to in writing by Target.

“Applicable Law” shall mean all Laws, to the extent applicable to any Person.

“Contract” shall mean any contract, lease, commitment or understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, instrument or license, whether written or verbal, which is intended or purports to be a binding and enforceable agreement.

“Governmental Authority” shall mean: (a) the government of the United States: (b) the government of any foreign country; (c) the government of any state or political subdivision of the government of the United States or the government of any foreign country; or (d) any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

 “Knowledge” shall mean, as it relates to Desert Hawk, the actual knowledge of Robert E. Jorgensen, in each case upon reasonable inquiry; and as it relates to Target, the actual knowledge of Keith Moe, in each case upon reasonable inquiry.

“Law” shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Lien” shall mean any mortgage, lien, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance upon any of the assets or properties of any Person.

“Permit” shall mean a permit, license, registration, certificate of occupancy, approval or other authorization issued by any Governmental Authority.

“Person” shall mean any corporation, proprietorship, firm, partnership, limited partnership, trust, association, individual or other entity.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Approval” shall mean the approval of the Merger, this Agreement, and the transactions contemplated hereby by the shareholders of the Target in accordance with the Articles of Incorporation and Bylaws of Target and the Utah Act.

“Takeover Statute” shall mean any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute of any Governmental Authority.

“Target Material Adverse Effect” shall mean any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets and liabilities (taken together), financial condition or operations or results of operations of Target and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute such a change or effect: (a) (i) any adverse change attributable to the announcement or pendency of the transactions contemplated by this Agreement; or (ii) any adverse change attributable to or conditions generally affecting (A) the soft tissue repair and spinal disk industries as a whole; (B) the United States economy or financial markets in general; or (C) any foreign economy or financial markets in any location where Target has material operations or sales; (b) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; or (c) any action by Target approved or consented to in writing by Desert Hawk.

11.2   Other Definitions.  In addition to the terms set forth in Section 11.1 and elsewhere in this Agreement, each of the following terms is defined in the section set forth opposite such term:

Defined Term

Agreement	Preamble
Articles of Merger	§1.2
Closing	§3.1
Closing Date	§3.1
Code	Recitals
Common Conversion Rate	§2.1(a)
Dissenter Payment Threshold	§7.7
Effective Date	§1.2
Effective Time	§1.2
Utah Act	Recitals
Desert Hawk	Preamble
Desert Hawk Common Stock	§2.1(a)
Merger	Recitals
Merger Sub	Preamble
OSHA	§4.16
Participating Shareholder	§2.4(a)
Surviving Corporation	§1.1
Target	Preamble
Target Common Stock	§2.1(a)
Target Dissenting Shares	§2.3
Target Dissenting Shareholders	§2.3

11.3   Expenses.  Except as otherwise expressly provided herein, each party hereto shall bear its own expenses with respect to this Agreement and the transactions contemplated hereby.

11.4   Amendment.  This Agreement may only be amended, modified or supplemented pursuant to a written agreement signed by each of the parties hereto.

11.5   Non-Survival of Representation and Warranty Breach.  No breach of any of the representations and warranties in this Agreement by any party hereto, or of any representation or warranty contained in any instrument delivered pursuant to this Agreement by any party hereto, shall survive the Effective Time.  This Section 11.15 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

11.6   Press Release; Public Announcements.  The parties shall not make any other public announcements in respect of this Agreement or the transactions contemplated herein without prior consultation and written approval by the other party as to the form and content thereof, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, any party may make any disclosure which its counsel advises is required by applicable law or regulation, in which case the other party shall be given such reasonable advance notice as is practicable in the circumstances and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

11.7   Notices.  All notices, consents, waivers, requests, instructions, or other communications required or permitted hereunder shall be in writing, and shall be deemed to have been duly given if (a) delivered personally (effective upon delivery), (b) sent by a reputable, established international courier service (effective one business day after being delivered to such courier service), or (c) mailed by certified mail, return receipt requested, postage prepaid (effective three business days after being deposited in the U.S mail), addressed as follows (or to such other address as the recipient may have furnished for such purpose pursuant to this Section):

If to Target:

Eric Moe, President
8921 N. Indian Trail Road, #288
Spokane, WA   99208

and:

If to Desert Hawk or Merger Sub:

Rick Havenstrite, President
1290 Holcomb Avenue
Reno, NV  89502

with a copy (which shall not constitute notice) to:

Ronald N. Vance, Esq.
Ronald N. Vance, P.C.
1656 Reunion Avenue
Suite 250
South Jordan, Utah  84095

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

11.8   Waivers.  The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

11.9    Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

11.10  Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Utah, without giving effect to the principles of conflicts of law thereof.

11.11  Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by any party without the prior written consent of all the other parties hereto.

11.12  No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

11.13  Further Assurances.  Upon the reasonable request of the parties hereto, the other parties hereto shall, on and after the Closing Date, execute and deliver such other documents, releases, assignments and other instruments as may be required to effectuate completely the transactions contemplated by this Agreement.

11.14  Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall remain in full force and shall not be affected thereby, and there shall be deemed substituted for such invalid, illegal or unenforceable provision a valid, legal and enforceable provision as similar as possible to the provision at issue.

11.15  Remedies Cumulative.  The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

11.16  Entire Understanding.  This Agreement sets forth the entire agreement and understanding of the parties hereto and supersede all prior agreements, arrangements and understandings between the parties.

11.17  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile transmissions of any signed original document, or transmission of any signed facsimile document, shall constitute delivery of an executed original.  At the request of any of the parties, the parties shall confirm facsimile transmission signatures by signing and delivering an original document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

DESERT HAWK GOLD CORP.

By:	/s/ Rick Havenstrite
Rick Havenstrite, President

DESERT HAWK ACQUISITION CORP.

By:	/s/ Robert E. Jorgensen
Robert E. Jorgensen, President

BLUE FIN CAPITAL, INC.

By:	/s/ Eric Moe
Eric Moe, President